                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 Schedule 13G
                                (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES13d-1(b),
      (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                Amendment No.1*


                       New Century Financial Corporation
              ---------------------------------------------------
                               (Name of Issuer)



                                 COMMON STOCK
                  ------------------------------------------
                        (Title of Class of Securities)



                                 64352 D 10 1
                   ----------------------------------------
                                (CUSIP Number)




                               December 28, 1998
              ---------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d-1(b)
                              [ ]   Rule 13d-1(c)
                              [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

-----------------------                                  ---------------------
  CUSIP NO. 64352 D 10 1            13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CORNERSTONE EQUITY PARTNERS, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Arizona

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

Item 1(a)  Name of Issuer:

           New Century Financial Corporation (the "Issuer")

Item 1(b)  Address of Issuer's Principal Executive Offices:

           18400 Von Karman, Suite 1000, Irvine, California  92612

Item 2(a)  Name of Person Filing:

           Cornerstone Equity Partners, L.L.C.

Item 2(b)  Address of the Principal Business Office or, if None, Residence:

           5050 North 40th Street, Suite 310, Phoenix, Arizona  85018

Item 2(c)  Citizenship:

           Cornerstone Equity Partners, L.L.C.:  Arizona

Item 2(d)  Title of Class of Securities:

           Common Stock, $.01 par value ("Issuer Common")

Item 2(e)  CUSIP Number:

           64352 D 10 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

           Not Applicable

Item 4.    Ownership

           Cornerstone Equity Partners, L.L.C.:

           (a) Amount beneficially owned:  -0-

           (b) Percent of Class:   -0-

           (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:  -0-
               (ii) shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of: -0-

               (iv) shared power to dispose or to direct the disposition of: -0-

Item 5.        Ownership of Five Percent or Less of a Class

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable

Item 10.       Certifications

               Not applicable

                                      SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                    February 11, 1999


                                    CORNERSTONE EQUITY PARTNERS,
                                    L.L.C.



                                    By:  /s/ Sherman Chu
                                       ----------------------------

                                    Title: Manager